October 16, 2025
Re: Position on the Board of Directors of SiTime Corporation
Dear Ganesh:
It is my sincere pleasure to welcome you as a Director on the SiTime Corporation (the “Company”) Board of Directors (the “Board”). We anticipate many exciting opportunities at the Company and believe that your experience and background will greatly assist us in meeting those opportunities.
The Company maintains a classified Board, which means the Board is divided into three classes, with each class having a three-year term. You shall serve as a Class I director. As a result, your term of office will expire at the Company’s 2026 Annual Meeting of Stockholders. At such time you will be nominated for election to an additional 3-year term. If you are not re-elected, your term of office will expire at the 2026 Annual Meeting of Stockholders.
Upon your appointment as a Director, pursuant to the terms of the Company’s Independent Director Compensation Policy (the “Policy”) and the Company’s 2019 Stock Incentive Plan (the “Plan”) you have been granted a restricted stock unit (“RSU”) award of 998 shares of the Company’s common stock (the “Initial RSU”). Your Initial RSU will vest annually over a three-year period with one-third of the shares subject to the Initial RSU award vesting on November 20, 2026, and an additional one-third of the shares vesting on each November 20th thereafter, subject to your continued service as a Director at each vesting date. Additionally, you have been granted an RSU award of 515 shares (the “Prorated Annual RSU Award”). The Prorated Annual RSU Award shall become fully vested on May 20, 2026, subject to your continued services as a Director at the vesting date. In the event there is a Change in Control of the Company, 100% of all your RSUs will vest immediately upon such a Change in Control. All terms and conditions of the RSU will be set forth in the Policy, the Plan, the RSU award agreement and other documents relating to the Plan.
You will receive annual compensation for your service on the Board in accordance with the Policy, as may be amended from time to time. The Policy currently provides for annual cash retainers of $40,000 for your service as a Director. In addition, we will reimburse reasonable out-of-pocket expenses incurred in connection with your service as a Director in accordance with the Company’s established reimbursement policies, including reasonable travel expenses associated with attending the Company’s Board and Committee meetings. As you know, as a Director, you will not be entitled to any of the other benefits that the Company makes available to its employees.
In your capacity as a Director of the Company, you will be expected not to use or disclose any confidential information, including, but not limited to, trade secrets of any former employer or other person or entity to whom you have an obligation of confidentiality. Rather, you will be expected to use only information that is generally known and used by persons with training and experience comparable to your own, that is common knowledge in the industry or otherwise legally in the public domain, or that is otherwise provided or developed by the Company.
In addition, during the term of your services as a Director and after termination of such services, you will not disclose any of the Company’s confidential proprietary information, or any information of a third party provided to you by the Company, which includes but is not limited to, all non-public tangible and intangible manifestations regarding patents, copyrights, trademarks, trade secrets, technology, inventions, works of authorship, business plans, data or any other confidential knowledge without the prior written consent of the Company.
This letter, the Indemnity Agreement and the stock equity documentation referred to herein, constitutes the entire agreement between you and the Company. This agreement supersedes any other agreements or promises made to you by anyone, whether oral or written, and it may only be modified in writing signed by a duly authorized officer of the Company.
If the terms of this letter are acceptable to you, and to indicate your willingness to serve on the Company’s Board, please sign and date this letter below. We look forward to your favorable reply and to a productive and enjoyable future relationship.

Very truly yours,
SiTime Corporation
/s/ Rajesh Vashist

Rajesh Vashist
Chairman and CEO

Accepted:

/s/ Ganesh Moorthy
Ganesh Moorthy

October 16, 2025
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